THE BRAZILIAN INVESTMENT FUND, INC.
           Offer To Purchase for Cash up to 514,043.873 Shares of its Common Stock at Net Asset Value Per Share

Dear Shareholder:

      We are enclosing the material listed below relating to an offer of The Brazilian Investment Fund, Inc. (the "Fund") to purchase up to 514,043.873 shares of its Common Stock, par  value $.01 per share
(the "Shares"), for cash at a price per Share, net to the seller, equal to the net asset value in U.S. dollars ("NAV") per Share determined as of 5:00 P.M., New York City time on May 5, 1997, or such later date to which the Offer is extended, upon the
terms  and   subject  to  the conditions  set   forth   in    the
Offer  to
Purchase  dated   April  7, 1997 and in the related  Letter  of
Transmittal
(which  together constitute the  "Offer"). THE OFFER  BEING  MADE
PURSUANT
TO ARTICLE ELEVENTH OF THE FUND'S ARTICLES OF INCORPORATION ("ARTICLE ELEVENTH"), WHICH REQUIRES THE FUND, FOR SO LONG AS THE FUND'S COMMON STOCK IS NOT LISTED ON A STOCK EXCHANGE, TO MAKE PERIODIC
OFFERS TO PURCHASE ALL SHARES OF ITS COMMON STOCK.  If more
than 514,043.873 Shares are tendered, the Fund will not purchase any Shares in the Offer and, pursuant to Article Eleventh, the Board of  Directors  of  the Fund  shall convene a shareholders meeting to
consider  a   plan   of  liquidation  of  the  Fund.  Information
regarding  this
obligation,  as   well as information regarding  possible  future
offers by the
Fund, is set forth in the Offer to Purchase.

     The following documents are enclosed:
         (1)  Offer to Purchase dated April 7, 1997;
          (2)   Letter of Transmittal to be used to tender Shares
registered
              in your name; and
           (3)    Guidelines   for  Certification   of   Taxpayer
Identification Number.

PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT  12:00
MIDNIGHT  EASTERN TIME ON MAY 5, 1997, UNLESS THE  OFFER  IS
EXTENDED.

      Neither  the  Fund  nor its Board of Directors  nor  Morgan
Stanley Asset
Management Inc. (the Fund's Investment Adviser) nor its Board of Directors is making any recommendation to any holder of Shares as to whether to tender or refrain from tendering Shares. If, after carefully evaluating all information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a
broker,  dealer,  commercial   bank,   trust  company  or   other
nominee,
contact such firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

     Your attention is called to the following:

     1.  The purchase price is the NAV per Share determined as of
5:00 P.M.
         on May 5, 1997, unless the Offer is extended.
      2.   The  Offeris  conditioned on no more than  514,043.873
Shares being
          tendered  and  not withdrawn as of the time  the  Offer
expires.
      3.   The   Offer  and  withdrawal rights  expire  at  12:00
midnight
         Eastern Time on May 5, 1997, unless extended.
     4. Tendering Shareholders will not be obligated to pay brokerage commissions or, subject to Instruction 6 of the
         Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund pursuant to the Offer.

      Should you have any questions on the enclosed material, please call
Warren  Olsen,  President of the Fund, at (212) 296-7236  or  the
Depository
at (800) 221-6726.

                                       Very truly yours,

                                        THE  BRAZILIAN INVESTMENT
FUND, INC.